Exhibit 99

NEWS

MARRIOTT INTERNATIONAL REPORTS FIRST QUARTER 2023 RESULTS
AND RAISES FULL YEAR OUTLOOK

•First quarter 2023 comparable systemwide constant dollar RevPAR increased 34.3 percent worldwide, 25.6 percent in the U.S. & Canada, and 63.1 percent in international markets, compared to the 2022 first quarter;

•First quarter reported diluted EPS totaled $2.43, compared to reported diluted EPS of $1.14 in the year-ago quarter. First quarter adjusted diluted EPS totaled $2.09, compared to first quarter 2022 adjusted diluted EPS of $1.25;

•First quarter reported net income totaled $757 million, compared to reported net income of $377 million in the year-ago quarter. First quarter adjusted net income totaled $648 million, compared to first quarter 2022 adjusted net income of $413 million;

•Adjusted EBITDA totaled $1,098 million in the 2023 first quarter, compared to first quarter 2022 adjusted EBITDA of $759 million;

•The company added approximately 11,000 rooms globally during the first quarter, including roughly 5,800 rooms in international markets and more than 2,700 conversion rooms;

•At the end of the quarter, Marriott’s worldwide development pipeline totaled more than 3,050 properties and approximately 502,000 rooms, including more than 21,000 rooms approved, but not yet subject to signed contracts. Roughly 200,000 rooms in the pipeline were under construction as of the end of the first quarter;

•Marriott repurchased 6.8 million shares of common stock for $1.1 billion during the first quarter. Year to date through April 28, the company has returned $1.5 billion to shareholders through dividends and share repurchases.

BETHESDA, MD – May 2, 2023 - Marriott International, Inc. (NASDAQ: MAR) today reported first quarter 2023 results.

Anthony Capuano, President and Chief Executive Officer, said, “We are off to a great start in 2023. First quarter worldwide RevPAR1 grew 34 percent year over year, with meaningful gains in both occupancy and average daily rate. International markets were particularly robust, with RevPAR growth of 63 percent. The lifting of travel restrictions throughout Asia Pacific, particularly in Greater China, significantly boosted first quarter demand in the region.
1 All occupancy, Average Daily Rate (ADR) and RevPAR statistics and estimates are systemwide constant dollar. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period. Occupancy, ADR and RevPAR comparisons between 2023 and 2022 reflect properties that are comparable in both years.

“In the U.S. & Canada, we saw solid demand across the leisure and group segments in the quarter, while business transient demand continued to improve. ADR in the region rose 10 percent year over year, aided by higher special corporate negotiated rates and 15 percent growth in group ADR.

“Our industry-leading pipeline grew to approximately 502,000 rooms, up 2.6 percent from the year-ago quarter end. Conversion activity remained healthy, accounting for 29 percent of rooms signed and 25 percent of rooms opened in the quarter. We still expect net rooms growth of 4 to 4.5 percent for full year 2023.

“We were thrilled to welcome City Express to our lineup as our 31st brand yesterday, further broadening our brand portfolio into the midscale space. With roughly 17,000 rooms joining our system, we are now the largest hotel company in the Caribbean & Latin America region. Demand for the mid-scale segment is growing rapidly, and we see meaningful opportunity to both expand the brand further in CALA and introduce it in other regions.

“While the global economic picture is uncertain, demand remains strong, and we are not seeing signs of a slowdown. With the faster than expected recovery in international markets and continued solid booking trends globally to date in the second quarter, we are raising our RevPAR guidance for the full year. We believe our broad portfolio of brands, award-winning Marriott Bonvoy loyalty program, dedicated associates, and efficient asset-light business model position us very well for future growth.”

First Quarter 2023 Results
Marriott’s reported operating income totaled $951 million in the 2023 first quarter, compared to 2022 first quarter reported operating income of $558 million. Reported net income totaled $757 million in the 2023 first quarter, compared to 2022 first quarter reported net income of $377 million. Reported diluted earnings per share (EPS) totaled $2.43 in the quarter, compared to reported diluted EPS of $1.14 in the year-ago quarter.

Adjusted operating income in the 2023 first quarter totaled $941 million, compared to 2022 first quarter adjusted operating income of $605 million. First quarter 2023 adjusted net income totaled $648 million, compared to 2022 first quarter adjusted net income of $413 million. Adjusted diluted EPS in the 2023 first quarter totaled $2.09, compared to adjusted diluted EPS of $1.25 in the year-ago quarter. The 2023 first quarter adjusted results excluded a special tax item of $100 million ($0.32 per share). The 2022 first quarter adjusted results excluded $11 million after-tax ($0.03 per share) of impairment charges and a $6 million after-tax ($0.02 per share) gain on an investee’s property sale.

Adjusted results also excluded cost reimbursement revenue, reimbursed expenses and merger-related charges and other expenses. See pages A-2 and A-8 for the calculation of adjusted results and the manner in which the adjusted measures are determined in this press release.

Base management and franchise fees totaled $932 million in the 2023 first quarter, a 31 percent increase compared to base management and franchise fees of $713 million in the year-ago quarter. The increase is primarily attributable to RevPAR increases and unit growth. Other non-RevPAR related franchise fees in the 2023 first quarter totaled $197 million, a 16 percent increase compared to $170 million in the year-ago quarter, largely driven by higher co-branded credit card and residential branding fees.

Incentive management fees totaled $201 million in the 2023 first quarter, a 97 percent increase compared to $102 million in the 2022 first quarter. Managed hotels in international markets contributed 57 percent of the fees earned in the quarter.

Owned, leased, and other revenue, net of direct expenses, totaled $75 million in the 2023 first quarter, compared to $65 million in the year-ago quarter. The year-over-year change largely reflects improved performance at owned and leased hotels, partially offset by the $33 million of government subsidies received in the year ago quarter.

General, administrative, and other expenses for the 2023 first quarter totaled $202 million, a
3 percent decrease compared to $208 million in the year-ago quarter.

Interest expense, net, totaled $111 million in the 2023 first quarter, compared to $88 million in the year-ago quarter. The increase was largely due to higher interest expense associated with higher debt balances.

In the 2023 first quarter, the provision for income taxes totaled $87 million, a 10 percent effective rate, compared to $99 million, a 21 percent effective rate, in the year ago quarter. The 2023 first quarter provision included a $103 million benefit primarily from the release of reserves due to the completion of a prior year tax audit.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $1,098 million in the 2023 first quarter, compared to first quarter 2022 adjusted EBITDA of $759 million. See page A-8 for the adjusted EBITDA calculation.

Selected Performance Information
The company added 79 properties (11,015 rooms) to its worldwide lodging portfolio during the 2023 first quarter, including more than 2,700 rooms converted from competitor brands and roughly 5,800 rooms in international markets. Fourteen properties (2,351 rooms) exited the system during the quarter. At the end of the quarter, Marriott’s global lodging system totaled nearly 8,400 properties, with over 1,534,000 rooms.

At the end of the quarter, the company’s worldwide development pipeline totaled 3,060 properties with approximately 502,000 rooms, including 1,018 properties with roughly 200,000 rooms under construction, or 40 percent of the pipeline, and 127 properties with more than 21,000 rooms approved for development, but not yet subject to signed contracts.

In the 2023 first quarter, worldwide RevPAR increased 34.3 percent (a 32.6 percent increase using actual dollars) compared to the 2022 first quarter. RevPAR in the U.S. & Canada increased 25.6 percent (a 25.4 percent increase using actual dollars), and RevPAR in international markets increased 63.1 percent (a 55.1 percent increase using actual dollars).

Balance Sheet & Common Stock
At the end of the quarter, Marriott’s total debt was $10.7 billion and cash and equivalents totaled $0.6 billion, compared to $10.1 billion in debt and $0.5 billion of cash and equivalents at year-end 2022.

In the first quarter, the company issued $800 million of Series KK Senior Notes due in 2029 with a 4.9 percent interest rate coupon.

Year to date through April 28, the company has repurchased 8.2 million shares for $1.4 billion.

Company Outlook
The company is raising its guidance for full year 2023. One month into the second quarter, global booking trends remain robust.

Given short-term booking windows and a high level of macroeconomic uncertainty, there is less visibility in forecasting the company’s financial performance for the second half of 2023.

	Second Quarter 2023 vs Second Quarter 2022	Full Year 2023 vs Full Year 2022
Comparable systemwide constant $ RevPAR growth
Worldwide	10% to 12%	10% to 13%
U.S. & Canada	5% to 7%	6% to 9%
International	27% to 29%	22% to 25%

Year-End 2023 vs Year-End 2022
Gross Rooms Growth	Approx. 5.5%
Deletions	1% to 1.5%
Net rooms growth	4% to 4.5%

($ in millions, except EPS)	Second Quarter 2023	Full Year 2023
Gross fee revenues	$1,205 to $1,225	$4,600 to $4,750
Owned, leased, and other revenue, net of direct expenses	Approx. $80	$300 to $310
General, administrative, and other expenses	$250 to $245	$935 to $915
Adjusted EBITDA[1,2]	$1,140 to $1,165	$4,360 to $4,540
Adjusted EPS – diluted[2,3]	$2.09 to $2.15	$7.97 to $8.42
Investment Spending[4]		$850 to $1,000
Capital Return to Shareholders[5]		$3,600 to $4,100
1See pages A-9 and A-10 for the adjusted EBITDA calculations.
2Adjusted EBITDA and Adjusted EPS – diluted for second quarter and full year 2023 do not include cost reimbursement revenue, reimbursed expenses, merger-related charges and other expenses, special tax items, or any asset sales that may occur during the year, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant. Adjusted EPS – diluted for full year 2023 excludes a special tax item of $100 million reported in the first quarter of 2023. See page A-2 for the Adjusted EPS – diluted calculation for the first quarter of 2023.
3Assumes the level of capital return to shareholders noted above.
4Investment spending includes capital and technology expenditures, loan advances, contract acquisition costs, and other investing activities.
5 Assumes the level of investment spending noted above and that no asset sales occur during the remainder of the year.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Tuesday, May 2, 2023, at 8:30 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until May 1, 2024.

The telephone dial-in number for the conference call is US Toll Free: 800-267-6316, or Global: +1 203-518-9783. The conference ID is MAR1Q23. A telephone replay of the conference call will be available from 1:00 p.m. ET, Tuesday, May 2, 2023, until 8:00 p.m. ET, Tuesday, May 9, 2023. To access the replay, call US Toll Free: 800-756-0554 or Global: +1 402-220-7213.

Note on forward-looking statements: All statements in this press release and the accompanying schedules are made as of May 2, 2023. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to our RevPAR, rooms growth and other financial metric estimates, outlook and assumptions; our growth prospects; the effect of changes in global economic conditions; travel and lodging demand trends and expectations; booking, occupancy, ADR and RevPAR trends and expectations; our development pipeline, deletions, and growth expectations; our expectations regarding opportunities to expand the City Express brand portfolio; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including the risk factors that we identify in our Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and as of March 31, 2023 encompassed a portfolio of nearly 8,400 properties under 30 leading brands spanning 138 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy®, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on its investor relations website at www.marriott.com/investor or Marriott's news center website at www.marriottnewscenter.com, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

CONTACTS:	Melissa Froehlich Flood
Corporate Relations
(301) 380-4839
newsroom@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.mcconagha@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

IRPR#1
Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FIRST QUARTER 2023 AND 2022
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	March 31, 2023	March 31, 2022	Reported 2023 vs. 2022
REVENUES
Base management fees	$293	$213	38
Franchise fees[1]	639	500	28
Incentive management fees	201	102	97
Gross Fee Revenues	1,133	815	39
Contract investment amortization[2]	(21)	(24)	13
Net Fee Revenues	1,112	791	41
Owned, leased, and other revenue[3]	356	262	36
Cost reimbursement revenue[4]	4,147	3,146	32
Total Revenues	5,615	4,199	34

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct[5]	281	197	(43)
Depreciation, amortization, and other[6]	44	48	8
General, administrative, and other[7]	202	208	3
Merger-related charges and other	1	9	89
Reimbursed expenses[4]	4,136	3,179	(30)
Total Expenses	4,664	3,641	(28)

OPERATING INCOME	951	558	70

Gains and other income, net[8]	3	4	(25)
Interest expense	(126)	(93)	(35)
Interest income	15	5	200
Equity in earnings[9]	1	2	(50)

INCOME BEFORE INCOME TAXES	844	476	77

Provision for income taxes	(87)	(99)	12

NET INCOME	$757	$377	101

EARNINGS PER SHARE
Earnings per share - basic	$2.44	$1.15	112
Earnings per share - diluted	$2.43	$1.14	113

Basic Shares	309.6	328.3
Diluted Shares	311.0	330.0

[1] Franchise fees include fees from our franchise agreements, application and relicensing fees, timeshare and yacht fees, co-branded credit card fees, and residential branding fees.
[2] Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
[3] Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
[4] Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5] Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
[6] Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7] General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
[8] Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
[9] Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted earnings per share, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended
			Percent
	March 31,	March 31,	Better/
	2023	2022	(Worse)
Total revenues, as reported	$5,615	$4,199
Less: Cost reimbursement revenue	(4,147)	(3,146)
Add: Impairments[1]	—	5
Adjusted total revenues**	1,468	1,058

Operating income, as reported	951	558
Less: Cost reimbursement revenue	(4,147)	(3,146)
Add: Reimbursed expenses	4,136	3,179
Add: Merger-related charges and other	1	9
Add: Impairments[1]	—	5
Adjusted operating income**	941	605	56%

Operating income margin	17%	13%
Adjusted operating income margin**	64%	57%

Net income, as reported	757	377
Less: Cost reimbursement revenue	(4,147)	(3,146)
Add: Reimbursed expenses	4,136	3,179
Add: Merger-related charges and other	1	9
Add: Impairments[2]	—	11
Less: Gain on investee's property sale[3]	—	(8)
Income tax effect of above adjustments	1	(9)
Less: Income tax special items	(100)	—
Adjusted net income**	$648	$413	57%

Diluted earnings per share, as reported	$2.43	$1.14
Adjusted diluted earnings per share**	$2.09	$1.25	67%

** Denotes non-GAAP financial measures. Please see pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1] Three months ended March 31, 2022 includes impairment charges reported in Contract investment amortization of $5 million.

[2] Three months ended March 31, 2022 includes impairment charges reported in Contract investment amortization of $5 million and Equity in earnings of $6 million.

[3] Gain on investee's property sale reported in Equity in earnings.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY OWNERSHIP TYPE
As of March 31, 2023

	US & Canada		Total International		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Managed	627	214,699	1,366	346,498	1,993	561,197
Marriott Hotels	103	57,233	169	52,551	272	109,784
Sheraton	25	20,383	183	61,867	208	82,250
Courtyard	167	27,077	114	24,446	281	51,523
Westin	40	21,865	79	24,498	119	46,363
JW Marriott	21	12,724	71	25,108	92	37,832
The Ritz-Carlton	40	12,076	73	17,572	113	29,648
Renaissance	24	10,607	54	17,327	78	27,934
Four Points	1	134	84	23,216	85	23,350
Le Méridien	1	100	73	20,355	74	20,455
W Hotels	23	6,516	39	10,406	62	16,922
Residence Inn	73	11,857	9	1,116	82	12,973
St. Regis	10	1,977	43	9,780	53	11,757
Delta Hotels by Marriott	25	6,770	27	4,956	52	11,726
The Luxury Collection	6	2,296	46	8,064	52	10,360
Gaylord Hotels	6	10,220	—	—	6	10,220
Aloft	2	505	43	9,431	45	9,936
Fairfield by Marriott	6	1,431	66	8,263	72	9,694
AC Hotels by Marriott	7	1,165	68	8,466	75	9,631
Autograph Collection	8	2,508	23	3,514	31	6,022
Marriott Executive Apartments	—	—	35	5,030	35	5,030
SpringHill Suites	25	4,241	—	—	25	4,241
EDITION	5	1,379	10	2,216	15	3,595
Element	3	810	13	2,551	16	3,361
Protea Hotels	—	—	25	3,081	25	3,081
Tribute Portfolio	—	—	8	1,150	8	1,150
Moxy	—	—	6	1,092	6	1,092
TownePlace Suites	6	825	—	—	6	825
Bulgari	—	—	5	442	5	442
Franchised	5,172	742,406	926	181,819	6,098	924,225
Courtyard	880	117,564	115	21,389	995	138,953
Fairfield by Marriott	1,137	106,880	48	8,510	1,185	115,390
Residence Inn	780	93,055	26	3,482	806	96,537
Marriott Hotels	234	74,506	63	18,167	297	92,673
Sheraton	147	46,348	72	20,857	219	67,205
SpringHill Suites	510	59,116	—	—	510	59,116
Autograph Collection	138	27,170	110	23,955	248	51,125
TownePlace Suites	486	49,296	—	—	486	49,296
Westin	91	30,818	27	7,858	118	38,676
Four Points	158	23,922	63	10,604	221	34,526
Aloft	157	22,453	22	3,607	179	26,060
AC Hotels by Marriott	104	17,187	47	8,388	151	25,575
Renaissance	64	18,074	29	7,487	93	25,561
Moxy	29	5,532	89	16,831	118	22,363
Delta Hotels by Marriott	63	14,272	11	2,557	74	16,829
The Luxury Collection	11	3,112	53	9,672	64	12,784
Tribute Portfolio	55	8,754	30	3,508	85	12,262
Element	80	10,712	2	269	82	10,981
Le Méridien	25	5,749	18	4,636	43	10,385
JW Marriott	12	6,072	11	2,714	23	8,786
Design Hotels	10	1,385	50	4,074	60	5,459
Protea Hotels	—	—	35	2,705	35	2,705
The Ritz-Carlton	1	429	—	—	1	429
W Hotels	—	—	1	246	1	246
Bulgari	—	—	2	161	2	161
Marriott Executive Apartments	—	—	2	142	2	142

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY OWNERSHIP TYPE
As of March 31, 2023

	US & Canada		Total International		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Owned/Leased	14	4,656	38	9,209	52	13,865
Marriott Hotels	2	1,308	6	2,064	8	3,372
Courtyard	7	987	4	894	11	1,881
Sheraton	—	—	4	1,830	4	1,830
W Hotels	2	779	2	665	4	1,444
Westin	1	1,073	—	—	1	1,073
Protea Hotels	—	—	5	912	5	912
Renaissance	1	317	2	505	3	822
The Ritz-Carlton	—	—	2	550	2	550
JW Marriott	—	—	1	496	1	496
The Luxury Collection	—	—	3	383	3	383
Autograph Collection	—	—	5	361	5	361
Residence Inn	1	192	1	140	2	332
Tribute Portfolio	—	—	2	249	2	249
St. Regis	—	—	1	160	1	160
Residences	67	7,158	49	4,733	116	11,891
The Ritz-Carlton Residences	40	4,426	16	1,443	56	5,869
St. Regis Residences	10	1,196	12	1,562	22	2,758
W Residences	10	1,089	7	547	17	1,636
Bulgari Residences	—	—	5	514	5	514
Sheraton Residences	—	—	2	282	2	282
Westin Residences	3	266	1	9	4	275
Marriott Hotels Residences	—	—	2	246	2	246
The Luxury Collection Residences	1	91	3	115	4	206
EDITION Residences	3	90	—	—	3	90
Le Méridien Residences	—	—	1	15	1	15
Timeshare*	72	18,839	21	3,906	93	22,745
Yacht*	—	—	1	149	1	149
Grand Total	5,952	987,758	2,401	546,314	8,353	1,534,072

*Timeshare and Yacht counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
In the above table, The Luxury Collection, Autograph Collection and Tribute Portfolio include seven total properties that we acquired when we purchased Elegant Hotels Group plc in December 2019 which we currently intend to re-brand under such brands after the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY TIER
As of March 31, 2023

	US & Canada		Total International		Total Worldwide
Total Systemwide	Properties	Rooms	Properties	Rooms	Properties	Rooms
Luxury	195	54,252	406	92,816	601	147,068
JW Marriott	33	18,796	83	28,318	116	47,114
The Ritz-Carlton	41	12,505	75	18,122	116	30,627
The Ritz-Carlton Residences	40	4,426	16	1,443	56	5,869
The Luxury Collection	17	5,408	102	18,119	119	23,527
The Luxury Collection Residences	1	91	3	115	4	206
W Hotels	25	7,295	42	11,317	67	18,612
W Residences	10	1,089	7	547	17	1,636
St. Regis	10	1,977	44	9,940	54	11,917
St. Regis Residences	10	1,196	12	1,562	22	2,758
EDITION	5	1,379	10	2,216	15	3,595
EDITION Residences	3	90	—	—	3	90
Bulgari	—	—	7	603	7	603
Bulgari Residences	—	—	5	514	5	514
Premium	1,066	359,726	1,088	290,050	2,154	649,776
Marriott Hotels	339	133,047	238	72,782	577	205,829
Marriott Hotels Residences	—	—	2	246	2	246
Sheraton	172	66,731	259	84,554	431	151,285
Sheraton Residences	—	—	2	282	2	282
Westin	132	53,756	106	32,356	238	86,112
Westin Residences	3	266	1	9	4	275
Autograph Collection	146	29,678	138	27,830	284	57,508
Renaissance	89	28,998	85	25,319	174	54,317
Le Méridien	26	5,849	91	24,991	117	30,840
Le Méridien Residences	—	—	1	15	1	15
Delta Hotels by Marriott	88	21,042	38	7,513	126	28,555
Tribute Portfolio	55	8,754	40	4,907	95	13,661
Gaylord Hotels	6	10,220	—	—	6	10,220
Design Hotels	10	1,385	50	4,074	60	5,459
Marriott Executive Apartments	—	—	37	5,172	37	5,172
Select	4,619	554,941	885	159,393	5,504	714,334
Courtyard	1,054	145,628	233	46,729	1,287	192,357
Fairfield by Marriott	1,143	108,311	114	16,773	1,257	125,084
Residence Inn	854	105,104	36	4,738	890	109,842
SpringHill Suites	535	63,357	—	—	535	63,357
Four Points	159	24,056	147	33,820	306	57,876
TownePlace Suites	492	50,121	—	—	492	50,121
Aloft	159	22,958	65	13,038	224	35,996
AC Hotels by Marriott	111	18,352	115	16,854	226	35,206
Moxy	29	5,532	95	17,923	124	23,455
Element	83	11,522	15	2,820	98	14,342
Protea Hotels	—	—	65	6,698	65	6,698
Timeshare*	72	18,839	21	3,906	93	22,745
Yacht*	—	—	1	149	1	149
Grand Total	5,952	987,758	2,401	546,314	8,353	1,534,072

*Timeshare and Yacht counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
In the above table, The Luxury Collection, Autograph Collection and Tribute Portfolio include seven total properties that we acquired when we purchased Elegant Hotels Group plc in December 2019 which we currently intend to re-brand under such brands after the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Three Months Ended March 31, 2023 and March 31, 2022
	REVPAR		Occupancy			Average Daily Rate
Brand	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
JW Marriott	$249.84	31.9%	71.2%	15.2%	pts.	$350.87	3.8%
The Ritz-Carlton	$336.13	9.1%	65.1%	7.6%	pts.	$516.26	-3.7%
W Hotels	$227.23	9.5%	59.2%	9.0%	pts.	$384.13	-7.2%
Composite US & Canada Luxury[1]	$309.13	17.7%	67.4%	10.9%	pts.	$458.97	-1.4%
Marriott Hotels	$155.42	43.5%	65.6%	13.3%	pts.	$237.01	14.4%
Sheraton	$149.02	36.6%	64.2%	13.0%	pts.	$232.23	8.9%
Westin	$153.71	35.0%	64.0%	10.9%	pts.	$240.12	12.1%
Composite US & Canada Premium[2]	$153.03	42.8%	65.5%	14.5%	pts.	$233.72	11.2%
US & Canada Full-Service[3]	$186.91	32.7%	65.9%	13.7%	pts.	$283.70	5.0%
Courtyard	$100.38	29.4%	62.3%	7.3%	pts.	$161.23	14.2%
Residence Inn	$143.69	18.4%	74.8%	4.2%	pts.	$192.14	11.9%
Composite US & Canada Select[4]	$114.84	24.8%	66.4%	6.4%	pts.	$172.87	12.8%
US & Canada - All[5]	$169.53	31.3%	66.0%	12.0%	pts.	$256.81	7.5%

Comparable Systemwide US & Canada Properties
	Three Months Ended March 31, 2023 and March 31, 2022
	REVPAR		Occupancy			Average Daily Rate
Brand	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
JW Marriott	$240.19	25.8%	71.7%	13.3%	pts.	$335.23	2.5%
The Ritz-Carlton	$329.14	9.7%	64.7%	8.0%	pts.	$508.62	-3.9%
W Hotels	$227.23	9.5%	59.2%	9.0%	pts.	$384.13	-7.2%
Composite US & Canada Luxury[1]	$286.97	17.5%	67.7%	10.8%	pts.	$423.67	-1.2%
Marriott Hotels	$128.50	37.0%	63.1%	12.0%	pts.	$203.57	11.0%
Sheraton	$108.09	34.8%	60.1%	11.3%	pts.	$179.95	9.3%
Westin	$147.01	33.2%	65.4%	11.1%	pts.	$224.89	10.5%
Composite US & Canada Premium[2]	$131.65	35.2%	63.3%	12.1%	pts.	$207.87	9.3%
US & Canada Full-Service[3]	$149.33	30.9%	63.8%	12.0%	pts.	$233.94	6.3%
Courtyard	$98.81	24.3%	64.8%	6.9%	pts.	$152.42	11.1%
Residence Inn	$117.74	16.3%	73.0%	3.2%	pts.	$161.32	11.2%
Fairfield by Marriott	$79.83	16.3%	64.1%	4.5%	pts.	$124.45	8.2%
Composite US & Canada Select[4]	$98.71	20.4%	67.4%	5.4%	pts.	$146.40	10.7%
US & Canada - All[5]	$119.74	25.6%	65.9%	8.2%	pts.	$181.61	10.1%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels by Marriott, and Gaylord Hotels.
Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element,
and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Select.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended March 31, 2023 and March 31, 2022
	REVPAR		Occupancy			Average Daily Rate
Region	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
Greater China	$81.68	77.8%	64.0%	23.5%	pts.	$127.63	12.6%
Asia Pacific excluding China	$116.36	116.2%	68.0%	24.2%	pts.	$171.21	39.3%
Caribbean & Latin America	$195.21	41.4%	66.1%	10.5%	pts.	$295.22	19.0%
Europe	$126.48	67.2%	60.8%	18.8%	pts.	$208.12	15.4%
Middle East & Africa	$140.62	17.0%	70.0%	3.8%	pts.	$200.79	10.6%

International - All[1]	$115.77	61.3%	65.8%	18.6%	pts.	$175.90	15.6%

Worldwide[2]	$139.84	43.5%	65.9%	15.6%	pts.	$212.19	9.5%

Comparable Systemwide International Properties
	Three Months Ended March 31, 2023 and March 31, 2022
	REVPAR		Occupancy			Average Daily Rate
Region	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
Greater China	$76.06	78.3%	62.9%	23.3%	pts.	$120.98	12.2%
Asia Pacific excluding China	$114.64	112.8%	67.4%	23.1%	pts.	$170.20	39.9%
Caribbean & Latin America	$165.67	40.9%	67.4%	11.7%	pts.	$245.80	16.4%
Europe	$98.61	75.6%	57.2%	19.5%	pts.	$172.32	15.8%
Middle East & Africa	$129.77	19.1%	68.2%	4.0%	pts.	$190.18	12.0%

International - All[1]	$108.80	63.1%	63.9%	18.3%	pts.	$170.39	16.4%

Worldwide[2]	$116.45	34.3%	65.3%	11.2%	pts.	$178.31	11.3%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

Fiscal Year 2023
First Quarter
Net income, as reported	$757
Cost reimbursement revenue	(4,147)
Reimbursed expenses	4,136
Interest expense	126
Interest expense from unconsolidated joint ventures	1
Provision for income taxes	87
Depreciation and amortization	44
Contract investment amortization	21
Depreciation and amortization classified in reimbursed expenses	31
Depreciation, amortization, and impairments from unconsolidated joint ventures	4
Stock-based compensation	37
Merger-related charges and other	1
Adjusted EBITDA **	$1,098

Change from 2022 Adjusted EBITDA **	45%

	Fiscal Year 2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$377	$678	$630	$673	$2,358
Cost reimbursement revenue	(3,146)	(3,920)	(3,931)	(4,420)	(15,417)
Reimbursed expenses	3,179	3,827	3,786	4,349	15,141
Interest expense	93	95	100	115	403
Interest expense from unconsolidated joint ventures	1	2	2	1	6
Provision for income taxes	99	200	239	218	756
Depreciation and amortization	48	49	50	46	193
Contract investment amortization	24	19	22	24	89
Depreciation and amortization classified in reimbursed expenses	26	29	32	31	118
Depreciation, amortization, and impairments from unconsolidated joint ventures	13	3	7	4	27
Stock-based compensation	44	52	48	48	192
Merger-related charges and other	9	—	2	1	12
Gains on investees' property sales	(8)	(13)	(2)	—	(23)
Gain on asset dispositions	—	(2)	—	—	(2)
Adjusted EBITDA **	$759	$1,019	$985	$1,090	$3,853

** Denotes non-GAAP financial measures. Please see pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
SECOND QUARTER 2023
($ in millions)

	Range
	Estimated Second Quarter 2023		Second Quarter 2022 **
Net income excluding certain items [1]	$636	$655
Interest expense	138	138
Interest expense from unconsolidated joint ventures	1	1
Provision for income taxes	206	212
Depreciation and amortization	48	48
Contract investment amortization	22	22
Depreciation and amortization classified in reimbursed expenses	30	30
Depreciation, amortization, and impairments from unconsolidated joint ventures	4	4
Stock-based compensation	55	55
Adjusted EBITDA **	$1,140	$1,165	$1,019

Increase over 2022 Adjusted EBITDA **	12%	14%

** Denotes non-GAAP financial measures. See pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related charges and other expenses, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Guidance does not reflect any asset sales that may occur during the year, which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2023
($ in millions)

	Range
	Estimated Full Year 2023		Full Year 2022**
Net income excluding certain items [1]	$2,523	$2,659
Interest expense	554	554
Interest expense from unconsolidated joint ventures	6	6
Provision for income taxes	660	704
Depreciation and amortization	191	191
Contract investment amortization	90	90
Depreciation and amortization classified in reimbursed expenses	120	120
Depreciation, amortization, and impairments from unconsolidated joint ventures	17	17
Stock-based compensation	199	199
Adjusted EBITDA **	$4,360	$4,540	$3,853

Increase over 2022 Adjusted EBITDA **	13%	18%

** Denotes non-GAAP financial measures. See pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related charges and other expenses, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Guidance does not reflect any asset sales that may occur during the year, which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss the manner in which the non-GAAP measures reported in this press release and schedules are determined and management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin. Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, merger-related charges and other expenses, and certain non-cash impairment charges. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share. Adjusted net income and Adjusted diluted earnings per share reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, merger-related charges and other expenses, certain non-cash impairment charges, gains and losses on asset dispositions made by us or by our joint venture investees (when applicable), the income tax effect of these adjustments, and income tax special items. The income tax special items primarily related to the resolution of a prior year tax audit. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization (including depreciation and amortization classified in “Reimbursed expenses,” as discussed below), provision for income taxes, merger-related charges and other expenses, and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes certain non-cash impairment charges related to equity investments and gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income and Adjusted diluted earnings per share, and Adjusted EBITDA, we exclude a one-time cost in the 2022 first quarter related to certain property-level adjustments related to compensation and transition costs associated with the Starwood merger, which we record in the “Merger-related charges and other” caption of our Condensed Consolidated Statements of Income (our “Income Statements”), to allow for period-over period comparisons of our ongoing operations before the impact of these items. We also exclude non-cash impairment charges (if above a specified threshold) related to our management and franchise contracts (if the impairment is non-routine), leases, equity investments, and other capitalized assets, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in earnings” captions of our Income Statements to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items. Our use of Adjusted EBITDA also facilitates comparison with results from other lodging companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense, which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Contract investment amortization,” “Reimbursed expenses,” and “Equity in earnings” of our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets and software, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR relates to property level revenue and may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in comparative RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.